Exihibit 4.11

Contract No.:

Employment Contract

(Fixed Term)

Party A: Sinovac Biotech Co., Ltd.

Party B:

Signed on:     (month)     (date),     (year)

Party A and Party B hereby enter into this contract and jointly comply with the terms contained herein upon consensus through negotiation based on the principles of equality and free will in accordance with the Labor Law of the People's Republic of China, the Labor Contract Law of the People's Republic of China and other pertinent laws and regulations.

I. Particulars of the Parties

Article 1 Party A: Sinovac Biotech Co., Ltd.

Legal Representative (Person in Charge) or Authorized Agent: YIN Weidong

Registered Address: 39 Shangdi West Road, Haidian District, Beijing

Business Address: 39 Shangdi West Road, Haidian District, Beijing

Article 2 Party B:          Sex:

Type of Household Registration (Non-agricultural or Agricultural)

Resident ID Card No.:

(Or) Name of Other Valid Certificate:          Certificate No.:

Party A commences PartyB’s work on:

Home Address:                                Zip Code:

Residential Address in Beijing:                          Zip Code:

Registered Permanent Address: ____Street (Township or Town), ____District (County), _____Province (City)

II. Term

Article 3 This contract is a fixed term employment contract.

This contract shall commence from ______ and continue until ________, including a probationary period from______ to ________. In the case of any additional vacation provided by the company during the term of this contract, the term shall be postponed accordingly. This contract shall terminate as of ______.

III. Job Description and Workplace

Article 4 Party B agrees to take the position (type of job) of ____ based on Party A's business needs.

Article 5 Party B's work area or workplace shall be _____ based on the operational characteristics of Party A's position (type of job).

Article 6 Party B shall promptly accomplish such workload and reach such standards as prescribed in accordance with the requirements of the Job Description as attached hereto. Given that the description may be incomplete in the Job Description, Party B shall also promptly meet the requirements made by Party A within the reasonable scope of work beyond Party B's job duties.

Article 7 Party A shall have the right to adjust Party B's position based on its production and operation needs, and Party B's capability and performance. Party B shall have the right to express his opinions to Party A, but without the approval of Party A, Party B shall follow Party A's management and arrangement.

IV. Working Hours, Rest Breaks and Holiday Entitlements

Article 8 Party A shall arrange for Party B to implement ___ work schedule. In the case of the standard work schedule, Party B shall work for no more than 8 hours per day, and 40 hours per week. The rest days each week shall be Saturday and Sunday.

Party A shall arrange for Party B to implement the integrated work schedule or flexible work schedule. In the case of the flexible work schedule, Party B shall, at his own discretion, arrange the working time and rest time as long as he completes the job tasks assigned by Party A.

Article 9 The holiday system implemented by Party A for Party B shall be subject to relevant regulations of the Employee Handbook as attached hereto.

V. Labor Remuneration

Article 10 Party A shall pay in cash to Party B a monthly salary of RMB ___ Yuan prior to the 10th day of each month;

Party B's salary during the probationary period is RMB ____ Yuan.

Other Agreements Made by the Parties on the Salary:

1. The subsidies together with monthly salary paid by Party A to Party B each month shall include:

Transportation subsidy:        Yuan/month; rental subsidy:         Yuan/month.

2. Party A may periodically or aperiodically pay bonuses to Party B (including benefit bonus, annual bonus, performance bonus, etc.) based on its operating status and internal regulations.

3. Party A shall comply with applicable laws and regulations in arranging Party B to work overtime. If Party A arranges for Party B to work overtime, Party A shall pay no less than 150% of Party B's salary to Party B. If Party A arranges for Party B to work overtime on days of rest and cannot arrange other rest afterwards for him, Party A shall pay no less than 200% of Party B's salary. If Party A arranges for Party B to work overtime on statutory holidays shall pay no less than 300% of Party B's salary.

The base for overtime salary of Party B shall be RMB ____ Yuan per day, including RMB _____ Yuan during the probationary period. In the case of any change in Party B's salary, the base overtime salary shall be adjusted accordingly. The transportation subsidy for overtime work on public and statutory holidays shall be RMB _____Yuan per day.

In the case of the flexible work schedule, this article shall not apply.

Article 11 Where Party A's production and working tasks are insufficient to keep Party B working, or party A stops operation or is closed for reasons not attributable to Party B, Party A shall pay the regular salary to Party B in the first salary payment cycle based on norm. From the second salary payment cycle, Party A may pay the salary to Party B according to his performance and the new salary standard as mutually agreed upon by the Parties, but such salary shall be no less than the minimum salary standard in Beijing. If Party A fails to arrange for Party B to work, Party A shall pay basic living expenses to Party B, which shall be no less than 70% of the minimum salary standard of in Beijing for that year.

VI. Social Insurance and Other Insurance Welfare Benefits

Article 12 Party A and Party B shall take part in social insurance in accordance with relevant regulations of the PRC and the City of Beijing. Party A shall go through relevant social insurance procedures for Party B, and bear corresponding social insurance obligations.

Article 13 The medical treatment provided to Party B who suffers from an illness or non-work-related injury shall be subject to relevant regulations of the PRC and the City of Beijing. The sick pay shall be determined in accordance with relevant regulations of Party A but shall not be lower than 80% of the minimum salary standard in Beijing for that year.

Article 14 The treatment provided to Party B who suffers from an occupational illness or work-related injury shall be subject to relevant regulations of the PRC and the City of Beijing.

Article 15 Party A shall pay to Party B such welfare expenses as provided by applicable laws and regulations as well as relevant rules of Party A.

VII. Labor Protection, Working Conditions and Prevention of Occupational Hazards

Article 16 Party A shall provide Party B with necessary safety prevention measures and labor protection articles as required by production position in accordance with applicable national labor safety and hygiene regulations.

Article 17 Party A shall establish a production safety system in accordance with applicable national laws and regulations; Party B shall strictly comply with Party A's labor safety system, be prohibited to operate against rules, prevent any accidents in the course of work, and reduce occupational hazards.

Article 18 Party A shall establish and improve the system of liability for occupational disease prevention so as to strengthen the administration of occupational disease prevention, and enhance the level of occupational disease prevention.

VIII. Labor Disciplines

Article 19 Party A shall formulate rules, regulations and labor disciplines based on its production and operation needs according to applicable laws.

In the event that Party B violates labor disciplines and Party A's rules and regulations, Party A shall criticize, educate and punish Party B in accordance with reward and punishment regulations until this employment contract is rescinded.

Article 20 Party B shall comply with Party A's rules, regulations and labor disciplines, follow the rules of labor safety and hygiene, production technology, operation procedures and working guidelines, take good care of Party A's properties, obey work ethics, actively participate in the trainings organized by Party A, and improve his skills.

Article 21 Party B shall strictly perform various agreements entered into with Party A with respect to work ethics, including but not limited to confidentiality, non-competition, prohibition of insider trading;

where Party B concurrently enters into a "Non-compete Agreement" with Party A, Party B shall also comply with relevant non-competition clause; the aforesaid agreements shall serve as schedules hereto, without being restricted by the term of this contract.

IX. Rescission and Termination of Employment Contract and Economic Compensation

Article 22 Party A and Party B shall rescind, terminate and renew this employment contract in accordance with the Labor Contract Law of the People's Republic of China and relevant regulations of the PRC and the City of Beijing.

Party B may rescind this contract by sending a thirty-day written notice or a three-day written notice (in the case of probationary period) to Party A.

Article 23 Party A shall provide evidence of rescission or termination hereof when this contract is rescinded or terminated, and go through the procedures for filing and social insurance relationship transfer for Party B within fifteen days thereof.

Article 24 Party B shall conduct job handover as agreed upon by the Parties. The economic compensation (if any) shall be paid at the time of job handover.

X. Other Contents Agreed by the Parties

Article 25 It is agreed to add the following to this contract:

1.

2.

3.

Article 11 Labor Dispute Settlement and Miscellaneous

Article 26 Any dispute arising from performing this contract between the Parties may be referred to Party A's labor dispute mediation commission for mediation; failing which, the dispute may then be referred to the labor dispute arbitration commission for arbitration.

Either Party hereto may directly apply for arbitration with the labor dispute arbitration commission.

Article 27 The schedules attached hereto are as follows: Job Description, Non-disclosure Contract, Confidentiality, Non-competition and Proprietary Information Agreement, Code of Business Conduct and Ethics, and Company's Statement of Policies Governing Material Non-public Information and the Prevention of Insider Trading entered into by and between Party A and Party B; Employee Handbook of Sinovac Biotech Co., Ltd. and relevant management rules.

Article 28 For any matter uncovered herein, the Parties shall negotiate and enter into a supplementary agreement, which shall form an integral part hereof.

Article 29 This contract shall be made in duplicate, one for each Party respectively.

Party A (Common Seal)         Party B (Signature or Seal):

Legal Representative (Person in Charge) or Authorized Agent

(Signature or Seal)

Signed on: ____ (month) ______ (date), ____(year)

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